Company Contact:	Investor Relations Contact:
Mr. Jing Xie	Mr. Crocker Coulson, President
Secretary of Board and Vice President	CCG Investor Relations
Universal Travel Group	Phone: +1-646-213-1915 (NY office)
Phone: +86-755-8366-8489
Email: 06@cnutg.cn	E-mail: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group to Begin Trading on the New York Stock Exchange

SHENZHEN, China, October 26, 2009 – Universal Travel Group (NYSE: UTA) (the “Company”), a growing travel services provider in China offering package tours, air ticketing, and hotel reservation services online and via customer service representatives, announced today that its common stock will no longer trade on the NYSE Amex and will begin trading tomorrow on the New York Stock Exchange.  The Company’s common stock will continue to be listed under the ticker symbol “UTA” and its Designated Market Maker will be Barclays Capital.

“We are honored to have been approved to list on the New York Stock Exchange and would like to express our sincere gratitude to our shareholders, dedicated employees, the entire management team, and all other parties who have contributed to our success in reaching this significant milestone,” said Ms. Jiangping Jiang, the Company’s Chairwoman and Chief Executive Officer.  “We believe this listing will help enhance the visibility of Universal Travel Group in the U.S. capital markets, increase the attractiveness, liquidity and marketability of our stock, and further expand our investor base.”

About Universal Travel Group

Universal Travel Group, a growing travel services provider in China, is engaged in providing reservation, booking, and domestic and international travel and tourism services via the Internet and through customer service representatives. Under the theme “Wings towards a more colorful life” the Company's core services include package tours for customers and reservation services for airline tickets and hotels. In 2007, Universal Travel Group completed the acquisitions of Shenzhen Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in package tours; Shanghai LanBao, specializing in hotel reservations and Foshan Overseas International, a China-based company that handles domestic and international travel inquiries. In 2009, Universal Travel Group sold Shenzhen Speedy Dragon to focus on more profitable travel related businesses and its cost effective TRIPEASY Kiosks expansion. Universal Travel Group's goal is to become China’s leading travel services provider in all fields of the tourism industry.  Please visit the Company’s website at “us.cnutg.com” for additional information.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the changes in the anticipated amounts of non-cash adjustments and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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